                                                                   EXHIBIT 3.1.2



                          CERTIFICATE OF AMENDMENT OF

                     RESTATED CERTIFICATE OF INCORPORATION

                     OF CAPITAL ONE FINANCIAL CORPORATION


It is hereby certified that:

          1. The name of the corporation (hereinafter called the "Corporation") is Capital One Financial Corporation.

          2. The Restated Certificate of Incorporation of the Corporation is hereby amended by replacing Paragraph (A) of Article IV in its entirety to read as follows:

               "(A) Authorized Stock.. The Corporation shall be authorized to issue 1,050,000,000 shares of capital stock, of which 1,000,000,000 shares shall be shares of Common Stock, $.01 par value ("Common Stock") and 50,000,000 shares shall be shares of Preferred Stock, $.01 par value ("Preferred Stock")."

          3. The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


Signed on this 27/th/ day of April, 2000.


                                     CAPITAL ONE FINANCIAL CORPORATION

                                     /s/ John G. Finneran, Jr.
                                     ___________________________________________
                                     By:  John G. Finneran, Jr.
                                          Senior Vice President, General Counsel
                                          and Corporate Secretary